EXHIBIT 17

                                       COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE


                                   FOR THE YEAR  FOR THE YEAR  FOR THE THREE  FOR THE THREE
                                      ENDED         ENDED       MONTHS ENDED  MONTHS ENDED
                                    JANUARY 31,   JANUARY 31,     APRIL 30,     APRIL 30,
                                       1998          1999           1998          1999
                                   ------------  ------------  -------------  -------------
Basic:
   Net income (loss) attributable
     to common stockholders . . .     (844,369)   (1,101,062)      (200,265)      (333,587)
                                   ============  ============  =============  =============

   Weighted average number of
     common shares outstanding. .    9,192,811    10,529,147     10,804,295     11,838,164
                                   ============  ============  =============  =============


   Income (loss) per common share        (0.09)        (0.10)         (0.02)         (0.03)
                                   ============  ============  =============  =============